Exhibit 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 ext. 8261	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. COMPLETES ACQUISITION OF
SEMEQUIP, INC.

Acquisition Continues Ceradyne’s Vertical Integration Strategy
Related to New Semiconductor Markets

Costa Mesa, Calif. – August 12, 2008 – Ceradyne, Inc. (Nasdaq: CRDN) announced today the completion of the acquisition of SemEquip, Inc., located in North Billerica, Massachusetts. The purchase price consists of $25 million in cash paid at closing, plus contingent consideration not to exceed $100 million over the next 15 years based upon SemEquip revenues achieved during that period. Ceradyne used a portion of its existing cash for the payment made at closing.

A portion of the consideration paid at closing and the contingent consideration to be paid over 15 years relates to a pre-closing commitment by SemEquip to pay incentive compensation to several of its employees and advisors. Although this incentive compensation will not increase the total consideration Ceradyne will pay for the acquisition, it will require Ceradyne to record a pre-tax accounting charge estimated to be in the range of $9.0 million to $11.0 million in the third quarter of 2008.

SemEquip, Inc. is a leader in the development of cluster ion implantation sub-systems and advanced ion source materials for the manufacture of logic and memory chips. SemEquip has significant intellectual property assets, including a patent portfolio of over 100 granted and pending patents related to the use of cluster chemicals in semiconductor ion implantation. Several of these patents have been described as “seminal” for what may be a disruptive semiconductor technology. SemEquip’s technologies enable the utilization of cluster beam ion implantation for manufacturing the most advanced integrated circuits at lower cost and increased throughput.

Michael Kraft, Ceradyne’s Vice President of Nuclear and Semiconductor Business Units, commented: “Adding the SemEquip technology in both ion implant source system hardware and chemicals allows us to expand our value stream participation into ion beam implantation process control, chip level chemical doping, and device design, all of which have a direct impact on semiconductor chip performance.

“There has been a positive response to our announcement of this acquisition in July and we are presently working with the ion implant OEMs as well as the chip manufacturing ‘Fabs’ to spread this technology over a wider range of semiconductor chip applications.

“Key SemEquip personnel will remain after the close.”

David Reed, Ceradyne’s President North American Operations, added: “The SemEquip acquisition follows the vertical integration model we have successfully used in the past which includes the manufacture of final products utilizing Ceradyne-produced raw materials. The boron isotope 11B (Enriched Boron) used to manufacture the SemEquip B18H22 ClusterBoron® molecule will be manufactured at Ceradyne Boron Products in Quapaw, Oklahoma. SemEquip’s cluster ion beam implantation systems and product line of cluster molecule chemicals achieve next-generation performance in semiconductor ion implantation.”

Reed further stated that Ceradyne intends to manufacture the B18H22 ClusterBoron® and other “cluster” molecules at Ceradyne Boron Products.

Conference Call
Management will conduct a conference call to discuss the Company’s acquisition of SemEquip. Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 1:30 p.m. PDT (4:30 p.m. EDT) on Wednesday, August 13, 2008. To participate in the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the above start time and provide Conference ID 60100340.

You may also listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. For those unable to attend, these web sites will host an archive of the call. A telephone playback will be available for 48-hours beginning at 4:30 p.m. PDT on August 13. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 60100340.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2007 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.